Shanghai Pudong Development Bank

Short-term Loan Agreement

Short-term loan agreement of Shanghai Pudong Development Bank

No.:

Borrower: AXM Pharma (Shenyang) Inc.

Legal Address: No.2 Feiyun Road, Hunnan New District, Shenyang city

Address:

Lender: Shanghai Pudong Development Bank, Shenyang branch

Address: No. 158 Qingnian Street, Shenhe district, Shenyang city

Whereas the borrower proposes short-term loan to the lender, as per related law, regulations and rules of P.R.C., the following agreement was reached by both parties to abide by.

Clause I Loan

1.1

The currency under the agreement is RMB, and the aggregate amount is twenty million (amount in words). The effective attestation of the borrower’s debt shall be the accounting document provided by the lender as per the specification for business operation.

1.2

The term for the loan under the agreement shall be from January 14th, 2005        to January 11th, 2006.

1.3

The load under the contract shall be only used for short-term capital turnover and shall not be appropriated for other purpose.

Clause II Rate of the loan and interests computation

2.1 Rate of the loan under the agreement

(1) For the currency of the loan under the agreement to be RMB, the annual rate of the loan shall be 6.417%.

(2) For the foreign currency, the annual rate of the loan shall be  %. (floating within    months).

2.2 The interest of the loan under the agreement shall be computed based on 360 days per year and collected from the date of payment and as per the factual amount and number of days.

2.3 The date for paying the interests shall be 20th of the third month of each quarter of a calendar year. If the loan is in foreign currency, the days for computing interest shall include the last day for reimbursement of the loan under the agreement. The borrower must pay the interests to the lender on the date that the interests is due and the lender is authorized hereby to collect from the deposit account opened by the borrower at the lender’s bank.

Clause III Disbursement and repayment

3.1 The lender has no liability to provide the loan under the agreement unless the following conditions precedent has been satisfied.

(1) Each time for the disbursement, the borrower shall have filled “Loan Bill” and provides related files and materials required by the lender.

(2) The borrower has fulfilled government approval, certification, registration and other legal formalities related to the loan, such as the registration formalities for foreign currency loan. The formalities of notarization for the agreement shall be fulfilled as required by the lender.

(3) If the loan under the agreement is guaranteed, the legal formalities of notarization and / or registration shall have been fulfilled as required by the lender, and the guarantee shall be continuing effective.

(4) No event of default listed in clause VII of the agreement occurred.

3.2

(1) The borrower shall

1) Draw the money by installment as per the following disbursement plan, but for each time, the formalities for disbursement shall be fulfilled 3 banking days in advance upon the date of disbursement.

Date of disbursement by installment	Amount of disbursement
January 14, 2005 RMB	(currency) One Million (amount in words)
January 19, 2005 RMB	(currency)Fourteen Million (amount in words)
____Year ___ month ___ day_______	(currency)_________ (amount in words)
____Year ___ month ___ day_______	(currency) _________ (amount in words)
____Year___ month ___ day_______	(currency) _________ (amount in words)

Or

2) Fulfill the formalities of lump sum disbursement before 3 banking days in advance upon the date the conditions precedent for disbursement under the agreement has been satisfied.

(2) After the borrower satisfied the conditions precedent for disbursement under the agreement and fulfilled above mentioned formalities of disbursement as required, the lender shall provide the loan in time.

3.3 As for the outstanding sum that the borrower did not draw as required by the above clause, the lender is entitled to cancel. The borrower is not entitled to draw without the agreement of the lender.

3.4 The borrower shall repay the loan in time and with the full amount when it is due, and the lender is authorized hereby to collect from the deposit account opened by the borrower at the lender’s bank.

3.5 The prepayment of the loan by the borrower shall be agreed in advance by the lender.

Clause IV Representations and warranties

The borrower represents and warrants as follows and the representation and warranties are made upon signing the agreement, and will continue effective during the term of the agreement.

4.1 The borrower is an enterprise legal person duly organized and registered under the law of P.R.C, which has the power and authority to own its property, has full civil capacity and can shoulder external civil liability independently.

4.2 The representative is authorized by the borrower to sign the agreement. The clauses in the agreement expressed the true intention of the borrower and shall be legal binding to the borrower.

4.3 The borrower’s signing and implement of the agreement shall not against the law, regulations, rules, adjudication, verdict and commands that shall be abided by, and shall not conflict with the constitution of the borrower or any contracts, agreement signed by the borrower or any other liabilities that shall be shouldered by the borrower.

4.4 The borrower guarantees that all the financial statements provided are in compliance with related law and regulations of P.R.C., which expressed truly and fairly the financial condition of the borrower. All the document and materials in connection with the agreement are true, effective, complete and accurate, and any information has not been withheld.

4.5 The borrower did not withhold any litigation cases, arbitration cases, administration procedures, property safety measures, compulsory executive procedures or other significant events that has occurred or to be occurred to influence the signing or implementation of the agreement, or probably have adverse effect on the business or financial condition of the borrower.

Clause V Covenants

During the term of the agreement, the borrower and the lender covenant as follows:

5.1 The borrower guarantees to legally operate and use the loan as per clause 1.3 of the agreement, actively provide assistance to the lender to supervise and inspect the use of loan and the business condition of the borrower, and provide to the lender the monthly and annual financial statements and other related materials required by the lender.

5.2 The borrower guarantees that before the creditor’s right prevention measures are written agreed by the lender, no measure that will affect the interest and rights of the lenders shall be taken, including contract, lease, affiliation, stock-joint innovation, merge, joint venture, schism, setting subsidiary, property transfer, reduce assets, shutout, disbandment and applying for bankruptcy.

5.3 The borrower guarantees that without the written agreement of the lender, he will not make significant change to the constitution and business scope, and he will not deal with all or part of his assets by selling, lease, transfer or other way, and will not provide the third party the guaranty that may has significant adverse effect on his financial condition or the capability of implementation the liabilities under the agreement.

5.4 The borrower guarantees not to against the normal order of repayment and will not preferentially pay other loans. Now or in the future, the borrower will not sign any agreements or contracts that will put the loan under the agreement in a subordinate condition.

5.5 The borrower shall repay the principal and interests with the same currency under the agreement. If the warrantor repay for the debt with different currencies, the borrower guarantees that under the indication of the lender he will change in time the fund from the warrantor into the currency under the agreement by the way of foreign exchange trading, adjustment, and settlement, and to repay the principal and interests. The expense occurred in the change shall be borne by the borrower.

5.6 Once the event occurred or to be occurred, which will have significant adverse effect on the financial condition or capability of implementation the liability of warrantor, the borrower guarantees he will provide in time other new guaranty agreed by the lender.

5.7 The borrower guarantees to inform the lender the following items in time:

(1) Once the occurrence of events of default in clause 4.5 under the agreement is known, or the facts that will constitute the events of default, he will inform the lender in written within 3 days.

(2) Once the significant adverse events in clause 4.5 under the agreement occur, the borrower shall inform the lender in written within 3 days upon the date of the events.

(3) Once the legal representative shall be changed, or the representative shall be authorized, and the address, name of the enterprise shall be changed, or the financial, personnel shall be significantly changed, the borrower shall inform the lender in written 10 days in advance.

5.8 Once the lender finds that the events in clause 4.5 in the agreement are enough to affect the implementation of the liabilities under the agreement, the lender is entitled to dispose as per clause 8.1 in the agreement.

Clause Ⅵ Pledge of Obligation

6.1 Guarantor, for the benefit of Loanee, renders an appropriate guaranty to Loaner as to the principal, interest, penalty for breach of contract, and associated expenses of Loan covered by This Contract (the guarantee contract shall be otherwise signed)

(1)

Such guaranty shall be made by

(Guarantor); Guarantee Contract No.:

;

(2)

AXM Pharma (Shenyang) Inc. (Pledgor) shall offer its project under construction (Pledge) as the pledge; Pledge Contract No.:     ;

(3)

          (Pawn) shall be given by

(Pawner) as the pawn; Pawn Contract No.:

;

Clause Ⅶ  Default Events

7.1

Any of following events will be deemed as a default:

(1)Loanee’s failure to refund and/or pay in time part or all the principal & interest and associated expenses, due and payable, covered by this Contract.;

(2)Loanee’s failure to perform or breach of the Statement or Guarantee as stipulated in Clause IV of This Contract; or such Statement or Guarantee’s inauthenticity, inaccuracy or incompleteness.

(3)Loanee’s violation of the provisions agreed upon in Clause V of This Contract.

(4)Loanee’s violation of any other loan contracts signed by Such Loanee that results in the announcement of the maturity of the debt covered under This Contract; or Loanee’s failure to pay the debt mature and payable covered under such other loan contracts signed.

(5)Capital withdrawal or transferring or assignment of equities by any of Loanee’s investors.

(6)Guarantee’s incapability of rendering appropriate guaranty for the loan, now or in the future, or Guarantee’s breach of its signed guarantee documentation.

(7)Loanee’s violation of other Clauses (with the exception of This Clause) of This Contract.

7.2

Loaner’s failure to provide to Loanee the Loan, as agreed upon in Subsection 3.2 (2) of This Contract, shall be deemed as Loaner’s default, but with the exception of Loanee’s defaults as listed under Subsection 7.1.

Clause Ⅷ Default Duties

8.1

Upon occurrence of any or a combination of defaults stated under ClauseⅦ , Loaner may take any or a combination of following actions, as necessary, to deal with the default(s) occurred:

(1)Declare that the principal capital of the Loan covered under This Contract is promptly made mature ahead of time, with the interest due settled, and a prompt recourse upon Guarantee or Loanee in any manner appropriate initiated.

(2)For any loan overdue or any appropriation or misappropriation, the default interest shall be paid as compound interest, with an interest rate relevant as stipulated by the People’s Bank of China in RMB, or as per a 20% increase in interest rate based upon the former one in any foreign currency.

(3)Collect or withdraw from parts or all of Loanee’s accounts of deposit available in any branches to Shanghai Pudong Development Bank.

(4)Cancel that part of Loan not yet availed by Loanee.

(5)Ask Loanee to seek another Guarantee acceptable to Loaner.

(6)Take any other measures, where necessary, as stipulated by law.

In such cases, Loanee agrees to abandon its right to plea, without any conditions, and shall compensate Loaner for any and all damages of Loaner arising from or associated with Loanee’s breach of contract.

8.2

If any default of Loaner as stipulated under Subsection 7.2 occurred, Loaner will be held liable only for Loanee’s actual loss on the financial market resulting from or associated with Loanee’s seeking for a new loan or loans as a substitute of that covered under This Contract, i.e., the difference of interests arising from Loanee’s appropriate financing on the financial market for obtaining the substitute in comparison of Loanee’s obtaining the loan from Loaner’s place. Loaner will be held liable for nothing more than such loss or interest difference.

Clause Ⅸ Others

9.1 If any conflict between any Clause or any part of any Clause of This Contract and relevant laws, codes, and rules & regulations is found after This Contract takes effect, both contracted parties herein referred shall consult each other in time for accordingly signing a supplement or supplements for the purpose of This Contract’s improvement or perfection, on condition that the safety & efficiency of Loaner’ Loan are ensured. Loaner reserves its right in loan maturity acceleration and in prompt recourse of it.

9.2 This Contract is construed and governed by the law of PRC. Any dispute arising from or associated with This Contract shall be submitted for the settlement or judgment by the local people’s court at Loaner’s core business place.

9.3 This Contract becomes effective as of the date of signature/sealing by both parties and will terminate following settlement of all the principal and interests as well as associated expenses of the loan covered under This Contract.

9.4 The Loanee-submitted loan application, loaning/loan-granting vouchers, corresponding guarantee contract, and associated documents or references form an inseparable part of This Contract and possess the identical binding force as This Contract proper does.

9.5

This Contract is made in a duplicate original, with each party holding one original copy, together with several duplicated copies for filing or archiving purposes

Loanee (Official Seal)                 Loaner (Official Seal)

AXM Pharma (Shenyang) Inc. /s/        Shanghai Pudong Development Bank

Shenyang Branch /s/

Legal representative or                 Legal representative or

authorized representative               authorized representative

(signature/seal)

                  (signature/seal)

Wang Weishi /s/                      Gao Jingjuan /s/

Bank of Deposit & Bank of Deposit Account:

Shanghai Pudong Development Bank Shenyang Branch

71010154500000422

Date of Signature: January 14, 2005